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Exhibit No. 00.1


    Rayonier Inc. Outlook Revised to Stable on Strengthening Credit Profile
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                     Pamela Rice, New York (1) 212-438-7939





NEW YORK (Standard & Poor's) Feb. 21, 2002--Standard & Poor's said today that it had revised its outlook on pulp manufacturer Rayonier Inc. to stable from negative based on the company's improved credit measures.

     At the same time, Standard & Poor's said it was withdrawing its 'A-3' short-term debt ratings on Rayonier at the company's request, as its commercial paper program is currently inactive. Standard & Poor's said it was affirming all of its long-term ratings on the company, including its triple-'B'-minus corporate credit rating.

     According to Standard & Poor's credit analyst Pamela Rice, "Rayonier's credit measures have improved to levels more appropriate for the rating." The company improved its credit profile through good cash flow generation and debt reduction, despite difficult industry conditions. "Strong cash-generating ability and management's commitment to continue strengthening the credit profile should provide ratings stability", Ms. Rice added. Rayonier's debt fell by $125 million during 2001 to $868 million.

     Jacksonville, Fla.-based Rayonier is primarily a manufacturer of specialty pulps and an owner and manager of timberlands. Earnings and cash flow should continue to be more stable than that of most other forest products companies due to Rayonier's balance of pulp and wood products, a focus on less volatile, value-added specialty pulps, and good geographic diversity of sales. Nonetheless, the company continues to feel the impact of low prices for its commodity pulp, which may be close to bottoming out, and for timber and lumber, which could improve if housing starts continue to be strong.